FOR IMMEDIATE RELEASE

Contact:   H. Bartlett Brown
           (201) 635-9637


                      PETRIE STORES LIQUIDATING TRUST
                     APPROVES LIQUIDATING DISTRIBUTION

         Rutherford, New Jersey, November 10, 2000---Petrie Stores Liquidating Trust (OTC Bulletin Board: PSTLS) announced today that it will make a distribution on December 21, 2000 to its unit holders of an aggregate of $39,262,679 in cash. In the distribution, holders of units of beneficial interest of the Liquidating Trust will receive $0.75 in cash for every unit of beneficial interest of the Liquidating Trust held of record as of the close of business on December 11, 2000. Following the distribution, the Liquidating Trust will hold approximately $85 million in cash and cash equivalents. The trustees of the Liquidating Trust will consider additional distributions to unit holders when the status of the Liquidating Trust's remaining contingent liabilities is further clarified.


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